Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended September		Year-to-Date September
Net Income–As Reported (See Notes)	2019	2018	2019	2018

Traditional Electric Operating Companies	$1,373	$1,148	$2,719	$1,711
Southern Power	86	92	316	235
Southern Company Gas	(29)	46	347	294
Total	1,430	1,286	3,382	2,240
Parent Company and Other	(114)	(122)	916	(292)
Net Income–As Reported	$1,316	$1,164	$4,298	$1,948

Basic Earnings Per Share[1]	$1.26	$1.14	$4.12	$1.92

Average Shares Outstanding (in millions)	1,048	1,023	1,043	1,016
End of Period Shares Outstanding (in millions)			1,049	1,029

Non-GAAP Financial Measures	Three Months Ended September		Year-to-Date September
Net Income–Excluding Items (See Notes)	2019	2018	2019	2018

Net Income–As Reported	$1,316	$1,164	$4,298	$1,948
Acquisition, Disposition, and Integration Impacts[2]	5	(326)	(2,477)	(93)
Tax Impact	7	306	1,130	305
Estimated Loss on Plants Under Construction[3]	3	2	16	1,108
Tax Impact	(1)	(1)	(4)	(282)
Wholesale Gas Services[4]	14	24	(79)	(83)
Tax Impact	(5)	(6)	18	18
Asset Impairment[5]	92	—	92	—
Tax Impact	(27)	—	(27)	—
Litigation Settlement[6]	—	—	—	(24)
Tax Impact	—	—	—	6
Earnings Guidance Comparability Items:
Adoption of Tax Reform[7]	—	—	—	(31)
Net Income–Excluding Items	$1,404	$1,163	$2,967	$2,872

Basic Earnings Per Share–Excluding Items	$1.34	$1.14	$2.84	$2.83

-See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes

(1)
For the three and nine months ended September 30, 2019 and 2018, dilutive impacts are immaterial ($0.03 or less per share). Diluted earnings per share was $1.25 and $4.09 in the third quarter and year-to-date 2019, respectively, and $1.13 and $1.91 in the third quarter and year-to-date 2018, respectively.

(2)
Earnings for the three months ended September 30, 2019 include an $18 million pre-tax and after-tax impairment charge in contemplation of the sale of PowerSecure Inc.'s lighting services business, partially offset by $13 million pre tax ($6 million after tax) of other acquisition, disposition, and integration impacts. Earnings for the nine months ended September 30, 2019 include a $2.5 billion pre-tax gain ($1.3 billion after tax) on the sale of Gulf Power Company, a $23 million pre-tax ($88 million after tax) gain on the sale of Southern Power Company's Plant Nacogdoches, and $17 million pre tax ($7 million after tax) of other acquisition, disposition, and integration impacts, partially offset by pre-tax and after-tax impairment charges totaling $50 million related to the sale and contemplated sale of PowerSecure Inc.'s utility infrastructure services and lighting businesses, respectively. Earnings for the three months ended September 30, 2018 primarily include: (i) a combined $351 million pre-tax ($38 million after tax) gain on the sales of Elizabethtown Gas, Elkton Gas, and Florida City Gas and (ii) $25 million pre tax ($18 million after tax) of other acquisition, disposition, and integration costs. Earnings for the nine months ended September 30, 2018 primarily include: (i) a net combined $317 million pre-tax gain ($35 million after-tax loss) on the sales of Elizabethtown Gas, Elkton Gas, Florida City Gas, and Pivotal Home Solutions; (ii) a $42 million (pre tax and after tax) goodwill impairment charge associated with the Pivotal Home Solutions transaction; (iii) a $119 million pre-tax ($89 million after tax) impairment charge associated with the sales of Plants Stanton and Oleander; and (iv) $63 million pre tax ($46 million after tax) of other acquisition, disposition, and integration costs. Further impacts are expected to be recorded in 2019 in connection with the sale of Gulf Power Company, as well as the pending sale of Plant Mankato. Further costs are also expected to continue to occur in connection with the integration of Southern Company Gas; however, the amount and duration of such expenditures is uncertain.

(3)
Earnings for the three and nine months ended September 30, 2019 and 2018 include charges and associated legal expenses related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi (Kemper IGCC). Earnings for the nine months ended September 30, 2018 also include a $1.1 billion charge ($0.8 billion after tax) for an estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Additional pre-tax closure costs, including mine reclamation, of up to $20 million for Mississippi Power Company's Kemper IGCC may occur through 2020. Mississippi Power Company is also currently evaluating its options regarding the final disposition of the carbon dioxide pipeline and is in discussions with the Department of Energy regarding property closeout and disposition, for which the related costs could be material. Further charges for Georgia Power Company's Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges is uncertain.

(4)
Earnings for the three and nine months ended September 30, 2019 and 2018 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(5)
Earnings for the three and nine months ended September 30, 2019 include a pre-tax impairment charge of $92 million ($65 million after tax) associated with Southern Company Gas' natural gas storage facility in Louisiana. Further charges associated with this facility are not expected. Southern Company Gas has two other natural gas storage facilities with a combined net book value of $328 million at September 30, 2019. These facilities could be impacted by ongoing U.S. natural gas storage market changes that may imply impacts to future rates and/or asset values, and, if sustained, could trigger impairment.

(6)
Earnings for the nine months ended September 30, 2018 include the settlement proceeds of Mississippi Power Company's claim for lost revenue resulting from the 2010 Deepwater Horizon oil spill in the Gulf of Mexico. Further proceeds are not expected.

(7)
Earnings for the nine months ended September 30, 2018 include additional net tax benefits as a result of implementing federal tax reform legislation, which was signed into law in December 2017. During 2018, Southern Company obtained and analyzed additional information that was not initially available or reported as provisional amounts at December 31, 2017. Additional adjustments are not expected.